                                                                   EXHIBIT 10(p)


                                  SUMMARY SHEET
                                       OF
                                2007 COMPENSATION


DIRECTOR COMPENSATION

Employee Directors

Directors who are employees of the Company receive no separate compensation for Board service. Mr. Vea is the only director who is also an employee of the Company, and he does not receive any additional compensation for such service.

Non-Employee Directors

Non-employee directors currently receive the following compensation:

Annual Retainer:

     - $12,000 restricted stock retainer, which vests over a three year period, issued under the Company's 2003 Stock Option and Incentive Plan. A copy of the 2003 Stock Option and Incentive Plan is filed as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 2006 (the "2006 10-K").

     -    $12,000 cash retainer payable in four quarterly payments.

Meeting Fees:

     - $900 cash fee for each Board of Directors meeting of the Company attended.

     -    $600 cash fee for each committee meeting attended.

Presiding Independent Director/Committee Chair Fees:

     - $2,000 fee payable in four quarterly payments to Presiding Independent Director.

     -    $2,000 fee payable in four quarterly payments to Committee Chairs.

Other:

     - $900 additional fee for each full day spent in training at seminars or other training sessions approved in advance by the Chairman of the Board.

     - Reimbursement for travel and other expenses incurred for attending seminars or other training sessions.

     - Reimbursement for accommodations, travel or meals in connection with attending corporate, board or other authorized functions, which includes Board of Directors meetings, committee meetings, and Board retreats.


Under the Corporate Governance Principles, non-employee directors are expected to own shares with an aggregate value equal to $100,000 within five years of being elected a director. Each non-employee director meets this requirement, with the exception of Ms. Roxy Baas.

COMPENSATION OF NAMED EXECUTIVE OFFICERS

         The executive officers of the Company serve at the discretion of the Board of Directors. The following are the current base salaries for the Company's Chief Executive Officer, Chief Financial Officer and its other most highly compensated current executive officers based upon total compensation for 2006 who will be identified in the Company's proxy statement for the 2007 annual meeting (the "Named Executive Officers"):


---------------------------------------------------------------------

Michael T. Vea, Chairman, President          $433,500
and Chief Executive Officer

---------------------------------------------------------------------
Martin M. Zorn, Executive                    $252,500
Vice-President, Chief Risk Officer
and Secretary

---------------------------------------------------------------------
Archie M. Brown, Executive                   $263,000
Vice-President, Commercial and
Consumer Banking

---------------------------------------------------------------------
Roger M. Watson, Executive                   $197,500
Vice-President, Division Manager,
Commercial Real Estate

---------------------------------------------------------------------
Roger W. Duncan, Executive                   $203,500
Vice-President, Evansville and
Community Banking Division President
---------------------------------------------------------------------

         The Compensation Committee of the Board of Directors determines and approves the compensation payable to the executive officers. Mr. Vea, Mr. Zorn and Mr. Brown are parties to employment agreements with the Company. Copies of their employment agreements are filed as exhibits to the 2006 10-K. Their current salaries are currently based on the terms of their employment agreement and may be increased by action of the Compensation Committee. Mr. Duncan is party to a Senior Officer Change in Control Agreement. A copy of his Change in Control Agreement is filed as an exhibit to the 2006 10-K. Mr. Watson is not party to an employment or severance agreement.

Cash Incentives.

         Messrs. Vea, Zorn and Brown participated in the Incentive Plan, a four year plan that ended in 2006. In February 2006, the committee set "minimum," "target" and "maximum" levels for the 2006 award under the Incentive Plan for two performance measures: adjusted earnings per share (weighted at 66%) and credit quality (weighted at 34%). The range of potential cash incentive payout was based on earnings per share of $1.65 to $1.79 excluding stock option expensing. The adjustment to exclude the effect of complying with FASB Statement 123(R), Share Based Payments, ("FAS 123R") from earnings per share allowed the committee to establish growth goals that were comparable on a year over year basis. The objectives for credit quality were divided equally between net charge-offs and non-performing loans to total loans. We consider the objectives set for credit quality as confidential information. However, the committee set the objectives for the credit quality performance measures at levels the committee believed were achievable, but which would represent continuing improvement in the quality of our loan portfolio.

         In February 2007, the committee determined that the "minimum" level for the adjusted earnings per share measure had not been met, the "minimum" level for net charge-offs had not been met, but the "maximum" level for non-performing loans to total loans had been met. The amounts represented sixty percent of the 2006 award. The remaining forty percent of the 2006 award and forty percent of the awards earned for 2003 through 2005 under the Incentive Plan had been deferred until after December 31, 2006, subject to the achievement of long-term targets tied to earnings per share growth and credit quality. The long-term targets were not met and the deferred portion of the Incentive Plan awards will not be paid. The total deferred portion of the Incentive Plan awards that were forfeited was $631,570.

         The other two named executive officers did not participate in the Incentive Plan. The amount of the cash incentives paid to those officers for 2006 is shown in the Summary Compensation Table.

Equity-Based Incentives.

         The committee established equity-based incentive award opportunities for Messrs. Vea, Zorn, and Brown as a percentage of base salary subject to the achievement of "threshold", "target", and "maximum" levels. For 2006, the equity award grant as a percentage of salary was based on achievement of 2005 goals and was as follows: Mr. Vea: 50% at threshold, 80% at target and 160% at maximum; Mr. Zorn: 20% at threshold, 35% at target, and 70% at maximum; and Mr. Brown:
20% at threshold, 35% at target, and 70% at maximum. The form of the award opportunity was allocated between stock options (66%) and restricted stock (34%) valued using their grant date fair value, vesting equally over three years. In addition, the committee considered other factors in its determination of the appropriate equity awards including quality of results, retention of management, progress against strategic plan goals, and total compensation. Based on those factors, the committee approved equity awards (expressed at a percentage of base salary) as follows: Mr. Vea - 72%, Mr. Zorn - 46%, and Mr. Brown - 45%.

         For Mr. Watson and Mr. Duncan, who were not executive officers at the time of the 2006 equity grants, and the other executive officers, the awards were made by the committee based upon recommendations of management and the comparative compensation information provided by Clark Consulting. The blend of options and restricted stock differed from the other named executive officers.

         The stock option and restricted stock awards to the named executive officers for 2006 will be shown in the Grants of Plan-Based Awards Table.

2007 Executive Compensation Decisions.

         The committee has established 2007 award opportunities, which are similar to 2006, for the executive officers under the Annual Cash Incentive Plan, or Cash Plan. These awards are contingent upon the shareholders approving the Cash Plan at the 2007 annual meeting of shareholders. The following award opportunities, as a percentage of base salary, apply to the named executive officers:

                               Threshold      Target        Maximum
                               ---------      ------        -------
   Michael T. Vea                  0%           60%          100%
   Martin M. Zorn                  0%           45%           80%
   Archie M. Brown                 0%           45%           80%
   Roger D. Watson                 0%           35%           60%
   Roger M. Duncan                 0%           35%           60%

         The committee established two performance measures: earnings per share (weighted at 66%) and credit quality (weighted at 34%). The earnings per share levels have not been set at the time of printing the proxy statement. The objectives for credit quality are divided equally between net charge-offs, and non-performing loans to total loans. As we indicated earlier, we consider the objectives set for credit quality as confidential information; however, the credit quality goals were established to achieve performance at median or better of our peer group. Mr. Watson's award opportunity may have a more equal weighting between these goals and the performance of his business unit.

         If the Cash Plan is not approved by shareholders, we expect that the committee will provide cash incentives to executive officers in amounts similar to those that would have been paid under the Cash Plan.

         The committee has established 2007 equity award opportunities for the executive officers under the 2007 Equity Incentive Plan, or Equity Plan, subject to shareholder approval of the Equity Plan. The equity award opportunities are subject to the same performance measures as under the Cash Plan, as well as the other factors discussed earlier under Equity-Based Incentives. The following award opportunities, as a percentage of base salary, apply to the named executive officers:

                               Threshold      Target        Maximum
                               ---------      ------        -------
   Michael T. Vea                 50%           80%          160%
   Martin M. Zorn                 20%           35%           70%
   Archie M. Brown                20%           35%           70%
   Roger D. Watson                20%           35%           60%
   Roger M. Duncan                20%           35%           60%


OTHER COMPENSATION

         The Summary Compensation Table in the Company's proxy statement will identify the aggregate perquisites and other personal benefits received by each of the Named Executive Officers which equal or exceed $10,000. The primary perquisites for Messrs. Vea, Brown and Zorn include an automobile allowance and social club membership dues.

         The Company also provides matching contributions to the accounts of the Named Executive Officers under its Employees 401(k) Plan and pays for term life insurance for each of the Named Executive Officers.